Exhibit 99.1

For Immediate Release

PARLUX ANNOUNCES PRELIMINARY INCREASE IN

THIRD QUARTER NET SALES OF 6%

FORT LAUDERDALE, FLORIDA, January 12, 2009.  Parlux Fragrances, Inc. (NASDAQ:PARL) announced today that preliminary net sales for the quarter ended December 31, 2008 are estimated to be $47.3 million, a 6% increase over the $44.5 million reported for the same period of the prior year.  Preliminary net sales for the nine months ended December 31, 2008 are estimated at $123.0 million, compared to $113.3 million for the comparable prior year period, an increase of approximately 9% over the prior year.  Domestic department store net sales for the quarter exceeded net sales for the same period of the prior year by approximately 82%, while sales to international customers decreased approximately 34% during the quarter, as compared to the same period of the prior year.  For the nine months ended December 31, 2008, domestic department store and international distributor sales increased by approximately 81% and 20%, respectively, when compared to the prior year comparable period.  Domestic department store sales during the nine months ended December 31, 2008 includes approximately $14.9 million in sales of the new Jessica Simpson fragrance, Fancy, which launched during August 2008, and approximately $7.5 million in sales of the new Paris Hilton fragrance, Fairy Dust, which began shipping in late September 2008.  Sales to its related party, Perfumania, for the nine months ended December 31, 2008 are down by approximately 39% from the comparable prior year period, decreasing from $47.8 million to $29.1 million.

Mr. Neil J. Katz, Chairman and CEO, noted, "During this last quarter we anticipated significantly higher sales and committed our spending accordingly.  However, we were not immune to the current global economic climate.  During the last five weeks of the quarter, retailers experienced a significant drop in consumer business and re-orders were negatively affected.  In the domestic market, we benefitted from the investments we made with our promotional activities and in our domestic sales force, increasing our market share and achieving an 82% increase in sales to Domestic retailers, coupled with excellent sell-through despite the difficult conditions.  However, on the international front, recessionary economic conditions and the volatile U.S. dollar led to a significant decrease in our international sales.  On a positive note, shipments and sell-through of the new Jessica Simpson line, Fancy, and the new Paris Hilton Fairy Dust fragrance have strengthened our position in the U.S. department stores.  In response to the reduction in sales during the last few weeks of the quarter, we have implemented steps to reduce costs, and continue to review all areas of our operation for fiscal 2010, while focusing on the long-term growth of our company.  The benefit of these cost reductions will be realized during our fourth quarter and into our next fiscal year.”

Conference Call

The Company will hold a conference call on Thursday, February 5, 2009, at 9:00AM (EST) to discuss the Company’s quarterly results and to provide additional outlook on the next quarter.  To participate, please call: Participant Toll Free: 866-852-2121 or Participant International: 416-695-9706 (no digital pin number is required).  A replay of the conference call will also be available from Thursday, February 5, 2009 after 1:00PM, until 11:59PM February 19, 2009.  To access the rebroadcast, Digital Replay Toll Free: 800-408-3053 or Participant International: 416-695-5800 (Replay Passcode: 3280300).

About Parlux

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.   It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Natori, Queen Latifah, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions and continued compliance with the covenants in its credit facility.  Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

  Parlux Fragrances, Inc.  (954) 316-9008

CONTACT:     Neil J. Katz, Ext. 8116

  Raymond J. Balsys, Ext. 8106

Web site:

  http://www.parlux.com